Exhibit 10.65

                  LINE OF CREDIT AGREEMENT

                     HMO MISSOURI, INC.
                             AND
           BLUE CROSS AND BLUE SHIELD OF MISSOURI

THIS AGREEMENT is made and entered into this 30th day of July, 1987 by and between HMO Missouri, Inc., a Missouri corporation, (hereinafter referred to as "HMO") and Blue Cross and Blue Shield of Missouri (hereinafter referred to as "BCBSMo"), a corporation organized and existing under the laws of the State of Missouri.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

BCBSMo hereby grants an irrevocable of credit to HMO in the amount of Three Million Five Hundred Thousand Dollars
($3,500,000) to be used at such time and in such amounts as shall be required by HMO in order to finance future operating costs and to meet further cash needs. Credit shall be extended subject to the following terms and conditions:

1. Advances Under Line of Credit. HMO may draw upon the line of credit from time to time by written request from a duly authorized officer to a duly authorized office of BCBSMo, stating the amount and proposed date of such draw. Upon approval by BCBSMo, such sums as have been so approved shall constitute a debt of HMO to BCBSMo on which interest shall accrue on any rate of return being earned by BCBSMo on its investments. A record of all funds drawn shall be maintained by the Treasurer of BCBSMo.

  BCBSMo may at any time declare the indebtedness, together with accrued interest thereon, to be due and payable, whereupon such amounts shall become immediately due and payable. BCBSMo, shall promptly advise HMO of any such declaration, but failure to do so shall not impair the effect of such declaration.

2. Successors and Assigns. This Agreement shall be binding upon BCBSMo and HMO shall not be assigned, sublet, delegated or transferred without written consent of both parties. With such written consent, this Agreement shall be binding upon each party's respective successors and assigns and shall inure to the benefit of the respective successors and assigns of HMO and BCBSMo.

3. Governing Law. This Agreement is to be construed under the laws of the State of Missouri.

4. Subordination Agreement. This Agreement shall be subject to the restrictions and limitations set forth in the Subordination Agreement executed in conjunction with this Agreement, a copy of which is attached hereto and incorporated herein by reference.

5. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto, and no changes, amendments or alterations shall be effective unless agreed to in writing by all parties to this Agreement and prior approval obtained from the Directors of the Missouri Division of Insurance. Notice to or consent of Members shall not be required to effect any modifications to this Agreement.

6. Miscellaneous. This Agreement is an integrated document, and all terms and provisions are embodied herein and shall not be varied by parol.

  No delay or failure of either party in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges.

  The captions for the paragraphs contained in this Agreement have been inserted for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the conditions or terms hereof, and wherever the context so requires, words used in this Agreement in the singular shall include the plural and words used in the plural shall include the singular.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HMO MISSOURI, INC. (HMO)

By: /s/ Seymour Kaplan

Title:  Chief Executive Officer

Date:  July 30, 1987


BLUE CROSS AND BLUE SHIELD OF MISSOURI (BCBSMo)

By: /s/ Roy Heimburger

Title:  President and Chief Executive Officer

Date:  July 30, 1987